Exhibit 1

AudioCodes Press Release

P R E S S  R E L E A S E

Company Contacts

Niran Baruch, Chief Financial Officer AudioCodes Tel: +972-3-976-4000 niran.baruch@audiocodes.com	Roger L. Chuchen, VP, Investor Relations AudioCodes Tel: 732-764-2552 roger.chuchen@audiocodes.com

AudioCodes Reports Third Quarter 2024 Results

Or Yehuda, Israel – November 6, 2024 - AudioCodes (NASDAQ: AUDC) Press Release

Third Quarter Highlights

•	Quarterly revenues decreased by 2.2% year-over-year to $60.2 million;

•	Quarterly service revenues increased by 6.4% year-over-year to $32.5 million;

•	GAAP results:

o	Quarterly GAAP gross margin was 65.2%;

o	Quarterly GAAP operating margin was 8.1%;

o	Quarterly GAAP EBITDA was $5.9 million;

o	Quarterly GAAP net income was $2.7 million, or $0.09 per diluted share.

•	Non-GAAP results:

o	Quarterly Non-GAAP gross margin was 65.6%;

o	Quarterly Non-GAAP operating margin was 11.7%;

o	Quarterly Non-GAAP EBITDA was $7.9 million;

o	Quarterly Non-GAAP net income was $4.9 million, or $0.16 per diluted share.

•	Net cash provided by operating activities was $7.9 million for the quarter.

•	AudioCodes repurchased 332,709 of its ordinary shares during the quarter at an aggregate cost of $3.6 million.

AudioCodes Reports third Quarter 2024 Results	Page 1 of 10

AudioCodes Press Release

Details

AudioCodes, a leading provider of unified communications voice, contact center and conversational AI applications and services for enterprises, today announced its financial results for the third quarter ended September 30, 2024.

Revenues for the third quarter of 2024 were $60.2 million compared to $61.6 million for the third quarter of 2023.

EBITDA for the third quarter of 2024 was $5.9 million compared to $6.4 million for the third quarter of 2023.

On a Non-GAAP basis, EBITDA for the third quarter of 2024 was $7.9 million compared to $10.1 million for the third quarter of 2023.

Net income was $2.7 million, or $0.09 per diluted share, for the third quarter of 2024 compared to net income of $4.3 million, or $0.14 per diluted share, for the third quarter of 2023.

On a Non-GAAP basis, net income was $4.9 million, or $0.16 per diluted share, for the third quarter of 2024 compared to $8.3 million, or $0.25 per diluted share, for the third quarter of 2023.

Non-GAAP net income excludes: (i) share-based compensation expenses; (ii) amortization expenses related to intangible assets; (iii) expenses related to deferred payments in connection with the acquisition of Callverso Ltd; (iv) financial income (expenses) related to exchange rate differences in connection with revaluation of assets and liabilities in non-dollar denominated currencies; (v) tax impact which relates to our Non-GAAP adjustments; and (vi) in Q1 2024 non-cash lease expense which is required to be recorded during the quarter even though this is a free rent period under the lease for the Company’s new headquarters. A reconciliation of net income on a GAAP basis to a non-GAAP basis is provided in the tables that accompany the condensed consolidated financial statements contained in this press release.

Net cash provided by operating activities was $7.9 million for the third quarter of 2024. Cash and cash equivalents, short-term bank deposits, long and short-term marketable securities and long-term financial investments were $88.4 million as of September 30, 2024 compared to $106.7 million as of December 31, 2023. The decrease in cash and cash equivalents, short-term bank deposits, long and short-term marketable securities and long-term financial investments was the result of the use of cash for the continued repurchasing of the Company’s ordinary shares pursuant to its share repurchase program and the payment of a cash dividend during each of the first and third quarters of 2024 and purchase of property and equipment related to leasehold improvements of our new corporate headquarter in Israel, offset, in part, by cash from operating activities.

AudioCodes Reports third Quarter 2024 Results	Page 2 of 10

AudioCodes Press Release

“I am pleased to report we have successfully executed against our strategic priorities this quarter, as we continue to make progress in our long-term goal of leading the voice services market for the UCaaS and CX markets. We continued our transformation to become a cloud software and services company with a higher proportion of recurring revenue vs. legacy perpetual revenues,” said Shabtai Adlersberg, President and Chief Executive Officer of AudioCodes.

Third quarter services revenues grew 6.4% year-over-year and accounted for 53.9% of revenues, the highest on record for us. Fueling the strength of our services revenue stream as our primary growth engines were Live managed services (consisting of Live Teams and Live CX) and conversational AI. Specifically, Live Teams business grew 21% year over year and accounted for 44% of total Microsoft business compared to 37% a year ago. On conversational AI, third quarter dollar value of contracts signed increased roughly 50% vs the year ago period.

Our success in building Live managed services and recurring revenue stream has translated to strong year-over-year ARR growth of 40%, ending 3Q at $60 million ARR, up from $48 million exiting 2023. This success is owed to the trust we have built throughout the years with partners and enterprise customers in the voice services space. There is no better proof than our long-standing multi-year partnership with AT&T in North America, leveraging our expertise in providing secure voice connectivity to help their business customers onboard to Microsoft Teams. This fruitful partnership has contributed multi-millions of annual recurring revenues over the last several years.

Speaking of conversational AI, strong operational momentum continues, driven by long-term tailwind of infusing AI into UC and CX workflows in customers’ inexorable demand to drive ongoing productivity gains.  Accordingly, we have seen significant pick-up in pipeline activities across our entire conversational AI suite, including Voca CIC, our AI first CX solution for Microsoft Teams, SaaS Recording solutions such as Meeting Insights and interaction recording, and Voice AI Connect.

Overall, we delivered on our business priorities in the quarter, with the strength in our Live recurring businesses buttressing the healthy overall pipeline for our major practices such as Microsoft business, CX and Conversational AI.  We believe this bodes well for seeing improved top-line growth performance as we head into 2025 and beyond,” concluded Mr. Adlersberg.

AudioCodes Reports third Quarter 2024 Results	Page 3 of 10

AudioCodes Press Release

Share Buy Back Program and Cash Dividend

In July 2024, the Company received court approval in Israel to purchase up to an aggregate amount of $20 million of additional ordinary shares. The court approval also permits AudioCodes to declare a dividend out of any part of this amount. The approval is valid through January 1, 2025.

On July 30, 2024, the Company declared a cash dividend of 18 cents per share. The dividend, in the aggregate amount of approximately $5.4 million, was paid on August 29, 2024, to all of the Company's shareholders of record on August 15, 2024.

During the quarter ended September 30, 2024, the Company acquired 332,709 of its ordinary shares under its share repurchase program for a total consideration of $3.6 million.

As of September 30, 2024, the Company had $11 million available under this approval for the repurchase of shares and/or declaration of cash dividends.

Conference Call & Web Cast Information

AudioCodes will conduct a conference call at 8:30 A.M., Eastern Time today to discuss the Company's third quarter of 2024 operating performance, financial results and outlook. Interested parties may participate in the conference call by dialing one the following numbers:

United States Participants: 888-506-0062

International Participants: +1 (973) 528-0011

The conference call will also be simultaneously webcast. Investors are invited to listen to the call live via webcast at the AudioCodes investor website at http://www.audiocodes.com/investors-lobby.

About AudioCodes

AudioCodes (NASDAQ, TASE: AUDC) is a leading innovator of intelligent cloud communications solutions. AudioCodes empowers enterprises and service providers to build and operate state-of-the-art voice networks, unified communications platforms, and AI-driven productivity tools. The cutting-edge portfolio includes cloud-native applications, advanced voice AI technologies, and comprehensive communication solutions tailored for the modern digital workplace. Trusted by global Fortune 500 companies and tier-1 operators worldwide, AudioCodes drives digital transformation through seamless integration, enhanced collaboration, and unparalleled communication experiences.

For more information, visit http://www.audiocodes.com.

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AudioCodes Press Release

Follow AudioCodes’ social media channels:

AudioCodes invites you to join our online community and follow us on: AudioCodes Voice Blog, LinkedIn, Twitter, Facebook, and YouTube.

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and the demand for existing products; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development, upgrades and the ability to manage changes in market conditions as needed; possible need for additional financing; the ability to satisfy covenants in the Company’s loan agreements; possible disruptions from acquisitions; the ability of AudioCodes to successfully integrate the products and operations of acquired companies into AudioCodes’ business; possible adverse impact of the COVID-19 pandemic on our business and results of operations; the effects of the current terrorist attacks by Hamas in Israel, and the war and hostilities between Israel and Hamas, and Israel and Hezbollah as well as the possibility that this could develop into a broader regional conflict involving Israel with other parties, may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; and other factors detailed in AudioCodes' filings with the U.S. Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

©2024 AudioCodes Ltd. All rights reserved. AudioCodes, AC, HD VoIP, HD VoIP Sounds Better, IPmedia, Mediant, MediaPack, What’s Inside Matters, OSN, SmartTAP, User Management Pack, VMAS, VoIPerfect, VoIPerfectHD, Your Gateway To VoIP, 3GX, VocaNom, AudioCodes One Voice, AudioCodes Meeting Insights, AudioCodes Room Experience are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

Summary financial data follows

AudioCodes Reports third Quarter 2024 Results	Page 5 of 10

AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	September 30,	December 31,
	2024	2023
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$23,522	$30,546
Short-term and restricted bank deposits	202	212
Short-term marketable securities	24,245	7,438
Trade receivables, net	58,081	51,125
Other receivables and prepaid expenses	12,085	9,381
Inventories	33,677	43,959
Total current assets	151,812	142,661

LONG-TERM ASSETS:
Long-term Trade receivables	$15,856	$16,798
Long-term marketable securities	37,308	65,732
Long-term financial investments	3,123	2,730
Deferred tax assets	4,577	6,208
Operating lease right-of-use assets	33,207	36,712
Severance pay funds	17,132	17,202
Total long-term assets	111,203	145,382

PROPERTY AND EQUIPMENT, NET	25,236	10,893

GOODWILL, INTANGIBLE ASSETS AND OTHER, NET	38,182	38,581

Total assets	$326,433	$337,517

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	5,479	7,556
Other payables and accrued expenses	24,066	29,943
Deferred revenues	39,390	38,820
Short-term operating lease liabilities	5,859	7,878
Total current liabilities	74,794	84,197

LONG-TERM LIABILITIES:
Accrued severance pay	$15,893	$16,662
Deferred revenues and other liabilities	18,110	17,142
Long-term operating lease liabilities	30,742	31,404
Total long-term liabilities	64,745	65,208

Total shareholders’ equity	186,894	188,112

Total liabilities and shareholders' equity	$326,433	$337,517

AudioCodes Reports third Quarter 2024 Results	Page 6 of 10

AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2024	2023	2024	2023

	(Unaudited)		(Unaudited)
Revenues:
Products	$84,647	$91,299	$27,750	$31,039
Services	95,975	89,525	32,493	30,552
Total Revenues	180,622	180,824	60,243	61,591

Cost of revenues:
Products	34,123	36,568	11,380	11,347
Services	29,057	28,299	9,563	9,307
Total Cost of revenues	63,180	64,867	20,943	20,654
Gross profit	117,442	115,957	39,300	40,937

Operating expenses:
Research and development, net	39,780	43,363	12,666	13,960
Selling and marketing	52,427	52,747	17,607	17,221
General and administrative	12,146	12,657	4,155	3,977
Total operating expenses	104,353	108,767	34,428	35,158
Operating income	13,089	7,190	4,872	5,779
Financial income (expenses), net	(195)	1,688	(614)	492
Income before taxes on income	12,894	8,878	4,258	6,271
Taxes on income, net	(4,358)	(3,753)	(1,579)	(2,019)

Net income	$8,536	$5,125	$2,679	$4,252

Basic net earnings per share	$0.28	$0.16	$0.09	$0.14

Diluted net earnings per share	$0.28	$0.16	$0.09	$0.14

Weighted average number of shares used in computing basic net earnings per share (in thousands)	30,239	31,642	30,218	31,390

Weighted average number of shares used in computing diluted net earnings per share (in thousands)	30,769	31,807	30,778	31,374

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AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
U.S. dollars in thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2024	2023	2024	2023

	(Unaudited)		(Unaudited)
GAAP net income	$8,536	$5,125	$2,679	$4,252

GAAP net earnings per share	$0.28	$0.16	$0.09	$0.14

Cost of revenues:
Share-based compensation (1)	274	304	99	94
Amortization expenses (2)	366	379	122	122
Lease expenses (6)	304	322	-	322
	944	1,005	221	538
Research and development, net:
Share-based compensation (1)	1,642	2,090	471	649
Deferred payments expenses (3)	-	375	-	125
Lease expenses (6)	342	362	-	362
	1,984	2,827	471	1,136
Selling and marketing:
Share-based compensation (1)	2,255	3,380	783	1,050
Amortization expenses (2)	33	33	11	11
Deferred payments expenses (3)	-	375	-	125
Lease expenses (6)	38	40	-	40
	2,326	3,828	794	1,226
General and administrative:
Share-based compensation (1)	2,113	3,242	679	814
Lease expenses (6)	76	80	-	80
	2,189	3,322	679	894
Financial expenses (income):
Exchange rate differences (4)	(754)	(1,237)	55	(767)

Income taxes:
Taxes on income, net (5)	422	1,247	-	1,023

Non-GAAP net income	$15,647	$16,117	$4,899	$8,302
Non-GAAP diluted net earnings per share	$0.50	$0.49	$0.16	$0.25
Weighted average number of shares used in computing Non-GAAP diluted net earnings per share (in thousands)	31,534	32,870	31,480	32,576

(1)	Share-based compensation expenses related to options and restricted share units granted to employees and others.

(2)	Amortization expenses related to intangible assets.

(3)	Expenses related to deferred payments in connection with the acquisition of Callverso Ltd.

(4)	Financial income (expenses) related to exchange rate differences in connection with revaluation of assets and liabilities in non-dollar denominated currencies.

(5)	Tax impact which relates to our non-GAAP adjustments.

(6)	In Q1 2024, non-cash lease expense which is required to be recorded during the quarter even though this is a free rent period under the lease for the Company’s new headquarters.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information.

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AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended		Three months ended
	September 30,		September 30,
	2024	2023	2024	2023

	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$8,536	$5,125	$2,679	$4,252
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,788	1,972	1,004	652
Amortization of marketable securities premiums and accretion of discounts, net	885	1,027	270	315
Decrease in accrued severance pay, net	(699)	(493)	(220)	(221)
Share-based compensation expenses	6,284	9,016	2,032	2,607
Decrease in deferred tax assets, net	826	1,164	762	996
Cash financial loss (income), net	137	(397)	(17)	(65)
Decrease in operating lease right-of-use assets	4,755	6,688	1,198	2,406
Decrease in operating lease liabilities	(3,931)	(8,411)	(496)	(4,056)
Decrease (increase) in trade receivables, net	(6,014)	4,645	(2,247)	(2,294)
Decrease (increase) in other receivables and prepaid expenses	(2,704)	1,572	(2,939)	(339)
Decrease (increase) in inventories	10,119	(8,605)	4,172	907
Increase (decrease in trade payables	(2,077)	(4,700)	377	(482)
Increase (decrease) in other payables and accrued expenses	(594)	(6,414)	1,011	(1,480)
Increase (decrease) in deferred revenues	1,631	3,423	266	(3,020)

Net cash provided by operating activities	19,942	5,612	7,852	178

Cash flows from investing activities:
Proceeds from short-term deposits	10	5,008	4	2
Proceeds of marketable securities	9,991	3,846	9,991	3,846
Proceeds from financial investment	76	-	29	-
Proceeds from redemption of marketable securities	3,450	3,084	-	1,084
Proceeds from redemption of financial investments	-	14,094	-	3,051
Purchase of financial investments	(675)	(81)	(675)	(81)
Purchase of property and equipment	(20,768)	(5,301)	(5,505)	(2,038)

Net cash provided by (used in) investing activities	(7,916)	20,650	3,844	5,864

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AudioCodes Press Release

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
U.S. dollars in thousands

	Nine months ended		Three months ended
	September 30,		September 30,
	2024	2023	2024	2023

	(Unaudited)		(Unaudited)
Cash flows from financing activities:
Purchase of treasury shares	(8,340)	(11,973)	(3,586)	(9,047)
Cash dividends paid to shareholders	(10,896)	(11,399)	(5,443)	(5,681)
Proceeds from issuance of shares upon exercise of options	186	254	6	140
Net cash used in financing activities	(19,050)	(23,118)	(9,023)	(14,588)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(7,025)	3,144	2,672	(8,546)
Cash, cash equivalents and restricted cash at beginning of period	30,546	24,535	20,849	36,225
Cash, cash equivalents and restricted cash at end of period	$23,522	$27,679	$23,522	$27,679

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